UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2020

Bridgford Foods Corporation

(Exact name of Registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1308 N. Patt Street, Anaheim, CA	92801
(Address of principal executive offices)	(Zip Code)

(714) 526-5533

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock	BRID	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 16, 2020, Bridgford Food Processing Corporation, a California corporation (“BFPC”) and a wholly-owned subsidiary of Bridgford Foods Corporation (NasdaqGM: BRID, the “Registrant”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with CRG Acquisition, LLC, a Missouri limited liability company (“CRG”), pursuant to which BFPC agreed to sell to CRG, pursuant to the the terms and conditions set forth in the Purchase Agreement, a parcel of land including an approximate 156,000 square foot four-story industrial food processing building located at 170 N. Green Street in Chicago, Illinois (the “Property”).

The purchase price for the Property is $60,000,000, subject to certain closing adjustments and prorations. The Purchase Agreement provides for a due diligence period ending on April 30, 2020, during which time CRG can conduct customary investigations and studies with respect to the Property, including obtaining soil, geotechnical, subsurface or similar reports, a current survey of the Property, a title insurance commitment, and reviewing property tax bills and appeals and service, management and operations contracts related to the Property. Prior to the expiration of such due diligence period, CRG may terminate the Purchase Agreement without penalty in its sole discretion. The closing is conditioned upon, among other customary closing conditions, CRG receiving zoning and other governmental approvals necessary for the construction and development of a mixed use project on the Property in accordance with certain development plans to be approved by the City of Chicago. Under the terms and conditions of the Purchase Agreement, the closing of the sale of the Property to CRG would occur on the date that is thirty (30) days after CRG’s receipt of the necessary zoning approvals, but in any event no earlier than October 31, 2020 and no later than March 31, 2021. The Purchase Agreement contains various representations, warranties and covenants of the parties customary for a transaction of this nature and provides that, following the closing of the sale of the Property to CRG pursuant to the Purchase Agreement, BFPC, on the one hand, and CRG, on the other hand, will indemnify one another for certain liabilities, subject to certain limitations.

CRG will initially deposit $500,000 of earnest money into escrow, which will be applied against the purchase price at closing. The escrowed amount will be refunded to CRG in the event CRG elects not to complete the purchase prior to the end of the due diligence period. If CRG elects to proceed with the purchase upon expiration of the due diligence period, the escrowed amount will become a non-refundable deposit. Until the earlier of the termination of the Purchase Agreement and the closing of the transactions under the Purchase Agreement, BFPC may, at its sole discretion, continue to conduct normal business operations at the Property. There can be no assurances that the sale of the Property will be consummated on the terms set forth in the Purchase Agreement, if at all.

The foregoing summary of the terms of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The Purchase Agreement has been included as an exhibit to provide information regarding its terms. It is not intended to provide any other factual information about BFPC or CRG. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, are subject to limitations agreed upon by the parties, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

Forward-Looking Statements. Any statements contained in this Current Report on Form 8-K that refer to events that may occur in the future or other non-historical matters are forward-looking statements. These statements generally are characterized by the use of terms such as “plan”, “may”, “will”, “should”, “anticipate”, “estimate”, “predict”, “believe” and “expect”. These forward-looking statements are based on the BFPC’s and the Registrant’s expectations as of the date of this Report and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: (i) industry and economic conditions, (ii) the parties’ ability to satisfy the closing conditions and complete the proposed transaction; and (iii) unexpected costs, liabilities or delays regarding the transaction. Given these uncertainties, the Registrant cautions investors and potential investors not to place undue reliance on such statements. Neither the BFPC nor the Registrant undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase and Sale Agreement dated March 16, 2020, between Bridgford Food Processing Corporation and CRG Acquisition, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

Date: March 19, 2020	By:	/s/ Raymond F. Lancy
	Name:	Raymond F. Lancy
	Title:	Principal Financial Officer